Exhibit 20.1

CAPITAL ONE MASTER TRUST (RECEIVABLES) *

MONTHLY PERIOD : May 2004

Beginning of the Month Principal Receivables :	33,861,940,788.54
Beginning of the Month Finance Charge Receivables :	814,406,755.62
Beginning of the Month Discounted Receivables :	0.00
Beginning of the Month Total Receivables :	34,676,347,544.16

Removed Principal Receivables :	0.00
Removed Finance Charge Receivables :	0.00
Removed Total Receivables :	0.00

Additional Principal Receivables :	712,196,862.91
Additional Finance Charge Receivables :	35,954,187.30
Additional Total Receivables :	748,151,050.21

Discounted Receivables Generated this Period	0.00

End of the Month Principal Receivables :	34,174,249,231.31
End of the Month Finance Charge Receivables :	824,702,326.48
End of the Month Discounted Receivables :	0.00
End of the Month Total Receivables :	34,998,951,557.79

Excess Funding Account Balance	0.00
Adjusted Invested Amount of all Master Trust Series	28,866,859,039.21

End of the Month Seller Percentage	15.53%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD : May 2004

	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :
30 - 59 Days Delinquent	407,921	453,641,559.44
60 - 89 Days Delinquent	230,456	292,423,085.28
90 + Days Delinquent	458,228	658,612,322.48

Total 30 + Days Delinquent	1,096,605	1,404,676,967.20

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.01%

Defaulted Accounts During the Month	164,936	174,938,846.78

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.07%

*For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.

CAPITAL ONE MASTER TRUST (COLLECTIONS)

MONTHLY PERIOD : May 2004

	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate**	5,872,502,577.81	16.58%

Collections of Principal Receivables and Principal Payment Rate	5,295,696,909.06	15.32%

Prior Month Billed Finance Charge and Fees	403,125,858.56
Amortized AMF Income	43,210,134.73
Interchange Collected	74,863,579.88
Recoveries of Charged Off Accounts	54,394,394.25
Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	575,593,967.42	19.98%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)

MONTHLY PERIOD : May 2004

Beginning Unamortized AMF Balance		203,518,850.24
+ AMF Slug	24,033,913.49
+ AMF Collections	44,421,836.06
- Amortized AMF Income	43,210,134.73
Ending Unamortized AMF Balance		228,764,465.06

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables.